Exhibit 99.1

Page
Item 8.	Financial Statements and Supplementary Data	1

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Cypress Energy Partners, GP, LLC

General Partner of Cypress Energy Partners, L.P.

and the Limited Partners of Cypress Energy Partners, L.P.

We have audited the accompanying consolidated balance sheets of Cypress Energy Partners, L.P. (the “Partnership”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, cash flows, and partners’ equity for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cypress Energy Partners, L.P. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

March 30, 2015, except as it relates

to the matters described in Note 17

and Note 18 as to which the date is

June 5, 2015.

CYPRESS ENERGY PARTNERS, L.P.

 Consolidated Balance Sheets

 As of December 31, 2014 and 2013

 (in thousands, except unit data)

	December 31, 2014	December 31, 2013
		Recast - Note 2
ASSETS
Current assets:
Cash and cash equivalents	$20,757	$26,690
Trade accounts receivable, net	54,075	60,730
Deferred tax assets	68	134
Deferred offering costs	-	2,539
Prepaid expenses and other	2,440	1,458
Total current assets	77,340	91,551
Property and equipment:
Property and equipment, at cost	27,878	42,529
Less: Accumulated depreciation	3,538	3,711
Total property and equipment, net	24,340	38,818
Intangible assets, net	30,245	32,551
Goodwill	55,545	75,466
Debt issuance costs, net	2,318	2,149
Other assets	54	55
Total assets	$189,842	$240,590

LIABILITIES, PARENT NET INVESTMENT AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$2,461	$2,673
Accounts payable - affiliates	586	-
Accrued payroll and other	7,750	10,662
Income taxes payable	546	16,158
Total current liabilities	11,343	29,493
Long-term debt	77,600	75,000
Deferred tax liabilities	438	541
Asset retirement obligations	33	9
Total liabilities	89,414	105,043

Commitments and contingencies - Note 10

Parent net investment attributable to controlling interests	-	130,012
Parent net investment attributable to non-controlling interests	-	719
Owners' equity:
Partners’ capital:
Common units (5,913,000 units outstanding at December 31, 2014)	6,285	-
Subordinated units (5,913,000 units outstanding at December 31, 2014)	66,096	-
General partner	1,999	4,816
Accumulated other comprehensive loss	(525)	-
Total partners' capital	73,855	4,816
Non-controlling interests	26,573	-
Total parent net investment and owners' equity	100,428	135,547
Total liabilities, parent net investment and owners' equity	$189,842	$240,590

 See accompanying notes.

CYPRESS ENERGY PARTNERS, L.P.

 Consolidated Statements of Operations

 For the Years Ended December 31, 2014 and 2013 and

 the Period from March 15, 2012 (Inception) through December 31, 2012,

 and for our Predecessor for the Year Ended December 31, 2012

 (in thousands, except unit and per unit data)

	Cypress Energy Partners, L.P.			Predecessor
	2014	2013	2012	2012
		Recast - Note 2

Revenues	$404,418	$249,133	$619	$12,203
Costs of services	355,355	213,690	309	3,662
Gross margin	49,063	35,443	310	8,541

Operating costs and expense:
General and administrative	21,321	12,467	2,056	477
Depreciation, amortization and accretion	6,345	5,164	99	1,398
Impairments	32,546	4,131	-	-
Operating (loss) income	(11,149)	13,681	(1,845)	6,666

Other income (expense):
Interest expense, net	(3,208)	(4,000)	-	(111)
Offering costs	(446)	(1,376)	-	-
Gain on reversal of contingent consideration	-	11,250	-	-
Other, net	92	37	-	40
Net (loss) income before income tax expense	(14,711)	19,592	(1,845)	6,595
Income tax expense	468	15,237	-	-
Net (loss) income	(15,179)	4,355	$(1,845)	$6,595

Net income attributable to non-controlling interests	4,973	22
Net (loss) income attributable to partners / controlling interests	(20,152)	$4,333

Net income attributable to general partner	149
Net loss attributable to limited partners	$(20,301)

Net loss attributable to limited partners allocated to:
Common unitholders	$(10,150)
Subordinated unitholders	(10,151)
	$(20,301)

Net loss per common limited partner unit – basic and diluted	$(1.72)

Net loss per subordinated limited partner unit – basic and diluted	$(1.72)

Weighted average common units outstanding - basic and diluted	5,913,000

Weighted average subordinated units outstanding - basic and diluted	5,913,000

See accompanying notes.

CYPRESS ENERGY PARTNERS, L.P.

 Consolidated Statements of Comprehensive Income (Loss)

 For the Years Ended December 30, 2014 and 2013 and

 the Period from March 15, 2012 through December 31, 2012,

 and for our Predecessor for the Year Ended December 31, 2012

 (in thousands)

	Cypress Energy Partners, L.P.			Predecessor
	2014	2013	2012	2012
		Recast - Note 2

Net (loss) income	$(15,179)	$4,355	$(1,845)	$6,595
Other comprehensive income (loss) –foreign currency translation	(937)	(112)	-	-

Comprehensive (loss) income	$(16,116)	$4,243	$(1,845)	$6,595

Comprehensive income attributable to non-controlling interests	4,658	22	-	-

Comprehensive (loss) income attributable to partners/controlling interests	$(20,774)	$4,221	$(1,845)	$6,595

 See accompanying notes.

CYPRESS ENERGY PARTNERS, L.P.

 Consolidated Statement of Owners' Equity

 For the Years Ended December 31, 2014, 2013 and 2012

 (in thousands, except unit data)

	Predecessor	Cypress Energy Partners, L.P.
				Partners' Capital
	Members' Equity	Parent Net Investment Attributable to Controlling Interest	Parent Net Investment Attributable to Non- controlling Interest	General Partner	Common Units	Subordinated Units	Accumulated Other Comprehensive Loss	Non- controlling Interests	Total Owners' Equity

Balance at December 31, 2011	$9,265	$-	$-	$-	$-	$-	$-	$-	$-
Capital contributions	2	1	-	-	-	-	-	-	-
Net advances from (distributions to) members	8,907	(505)	-	-	-	-	-	-	-
Net income (loss)	6,595	(1,845)	-	-	-	-	-	-	-
Purchase of Predecessor entity	(24,769)	24,769	-	-	-	-	-	-	-
Member contributions in excess of Predecessor equity (Recast - Note 2)	-	44,077	-	-	-	-	-	-	-

Balance, December 31, 2012 (Recast - Note 2)	$-	66,497	-	-	-	-	-	-	-
Contribution attributable to general partner		-	-	6,210	-	-	-	-	6,210
Sale of member interest in subsidiary		-	697	-	-	-	-	-	-
Net distributions to members		(5,763)	-	-	-	-	-	-	-
Parent investment in TIR Entities		63,617	-	-	-	-	-	-	-
Purchase of non-controlling interests		(572)	-	-	-	-	-	-	-
Stock option expense		90	-	-	-	-	-	-	-
Tax benefit of stock options exercised over FMV		528	-	-	-	-	-	-	-
Net income		5,727	22	(1,394)	-	-	-	-	(1,394)
Foreign currency translation adjustment		(112)	-	-	-	-	-	-	-
Balance, December 31, 2013 (Recast - Note 2)		130,012	719	4,816	-	-	-	-	4,816
Net income attributable to the period from January 1, 2014 to January 20, 2014		1,092	(6)	(446)	-	-	-	-	(446)
Foreign currency translation adjustment attributable to the period from January 1, 2014 to January 20, 2014		(304)	-	-	-	-	-	-	-
Net distributions to members		(168)	-	-	-	-	-	-	-
Contribution attributable to general partner			-	979	-	-	-	-	979
Contribution of Predecessor and 50.1% of TIR Entities in exchange for units		(130,632)	(713)	-	22,491	82,470	(208)	26,592	131,345
Proceeds from initial public offering, net of offering costs		-	-	(2,853)	80,213	-	-	-	77,360
Distribution of initial public offering proceeds to Cypress Energy Holdings, LLC		-	-	-	(80,213)	-	-	-	(80,213)
Distributions to partners		-	-	-	(6,532)	(6,532)	-	-	(13,064)
Distributions to non-controlling interests		-	-	-	-	-	-	(4,683)	(4,683)
Equity-based compensation		-	-	-	476	309	-	-	785
Net income attributable to the period from January 21, 2014 to December 31, 2014		-	-	(497)	(10,150)	(10,151)	-	4,979	(15,819)
Foreign currency translation adjustment		-	-	-	-	-	(317)	(315)	(632)
Balance, December 31, 2014		$-	$-	$1,999	$6,285	$66,096	$(525)	$26,573	$100,428

 See accompanying notes.

CYPRESS ENERGY PARTNERS, L.P.

 Consolidated Statements of Cash Flows

 For the Years Ended December 31, 2014 and 2013 and

 the Period from March 15, 2012 through December 31, 2012,

 and for our Predecessor for the Year Ended December 31, 2012

 (in thousands)

	Cypress Energy Partners, L.P.			Predecessor
	2014	2013	2012	2012
		Recast - Note 2	Recast - Note 2
Operating activities:
Net income (loss)	$(15,179)	$4,355	$(1,845)	$6,595
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	6,513	5,261	99	1,398
Impairments	32,546	4,131	-	-
Loss on asset disposal	3	-	-	-
Gain on reversal of contingent consideration	-	(11,250)	-	-
Interest expense from debt issuance cost amortization	714	1,219	-	-
Amortization of equity-based compensation	785	90	-	-
Equity earnings in investee company	(46)	(32)	-	-
Distributions from investee company	55	-	-	-
Deferred tax benefit, net	(13)	(2,016)	-	-
Non-cash allocated expenses	497	-	-	-
Changes in assets and liabilities:
Trade accounts receivable	6,650	(8,793)	(741)	(219)
Prepaid expenses and other	(933)	283	(12)	(353)
Accounts payable and accrued payroll and other	(2,964)	(1,910)	255	(175)
Income taxes payable	(15,612)	15,816	-	-
Net cash provided by (used in) operating activities	13,016	7,154	(2,244)	7,246

Investing activities:
Cash acquired (see Note 4)	-	10,108	-	-
Acquisitions of businesses	(1,769)	(500)	(65,555)	-
Purchases of property and equipment	(517)	(3,829)	(58)	(15,236)
Net cash provided by (used in) investing activities	(2,286)	5,779	(65,613)	(15,236)

Financing activities:
Proceeds from initial public offering	80,213	-	-	-
Distribution of initial public offering proceeds (see Note 3)	(80,213)	-	-	-
Payment of offering costs	(314)	(2,539)	-	-
Proceeds from long-term debt	7,600	75,000	-	-
Repayment of long-term debt	(5,000)	(19,385)	-	(484)
Net payments on factoring agreement	-	(36,748)
Payment of debt issuance costs	(883)	(3,368)	-	-
Payments on behalf of affiliates	-	(5,763)	(505)	-
Purchase of non-controlling interests	-	(572)	-	-
Tax benefit of stock options exercised	-	528	-	-
Net contributions from (distributions to) members prior to IPO	(168)	-	68,846	8,909
Contributions from general partner	482	6,210	-	-
Distributions to limited partners	(13,064)	-	-	-
Distributions to non-controlling members of the TIR Entities	(4,683)	-	-	-
Net cash provided by (used in) financing activities	(16,030)	13,363	68,341	8,425

Effect of exchange rates on cash	(633)	(90)	-	-

Net increase (decrease) in cash and cash equivalents	(5,933)	26,206	484	435
Cash and cash equivalents, beginning of period	26,690	484	-	147
Cash and cash equivalents, end of period	$20,757	$26,690	$484	$582

Non-cash items:
Accounts payable excluded from capital expenditures	$756	$330	$145	$91

Supplemental cash flow disclosures:
Cash taxes paid	$16,674	$817	$-	$-
Cash interest paid	2,415	3,917	-	111

See accompanying notes.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements

1.	Organization and Operations

Cypress Energy Partners, L.P. (the “Partnership”) is a Delaware limited partnership formed on September 19, 2013 to provide saltwater disposal (“SWD”) and other water and environmental services to U.S. onshore oil and natural gas producers and trucking companies and to provide independent pipeline inspection and integrity services to producers and pipeline companies.  On January 21, 2014, we completed the initial public offering (“IPO”) of our common units representing limited partner interests.  In connection with the IPO, Cypress Energy Holdings II, LLC (“Holdings II”), a wholly owned subsidiary of Cypress Energy Holdings, LLC (“Holdings”), conveyed a 100% interest in Cypress Energy Partners, LLC (“CEP LLC”), in exchange for (a) an aggregate 47.8% interest in the Partnership comprised of 671,250 common units and 4,983,750 subordinated units, and (b) the right to receive the proceeds of the IPO.  Prior to its contribution to the Partnership, CEP LLC distributed to Holdings its interest in SBG Sheridan Facility, LLC, which owns and operates a SWD facility in Sheridan, Montana as well as its interest in three other non-operating subsidiaries.  In addition, affiliates of Holdings, conveyed an aggregate 50.1% interest in Tulsa Inspection Resources, LLC (“TIR LLC”), Tulsa Inspection Resources – Nondestructive Examination, LLC (“TIR-NDE”) and Tulsa Inspection Resources Holdings, LLC (“TIR Holdings”) (collectively, the “TIR Entities”) to the Partnership in exchange for an aggregate 15.7% ownership in the Partnership comprised of 929,250 common units and 929,250 subordinated units.  The Partnership subsequently conveyed its interest in the TIR Entities to CEP LLC.  Together, CEP LLC and the TIR Entities are hereafter collectively referred to as the “Contributed Entities”. Affiliates of Holdings held the remaining 49.9% interest in the TIR Entities not contributed to the Partnership until February 1, 2015 when the Partnership acquired the remaining interest (see Note 17).

Our business is organized into the Water and Environmental Services (“W&ES”) and Pipeline Inspection and Integrity Services (“PI&IS”) reportable segments.  All remaining business activities are included in Other. W&ES provides services to oil and natural gas producers and trucking companies and consists of the operations of CEP LLC.  CEP LLC is a Delaware limited liability company, which was formed on March 15, 2012 (Inception) and acquired 100% of the outstanding units of seven North Dakota limited liability companies from SBG Energy Services, LLC (“SBG Energy”) on December 31, 2012.  Since the acquisition of these companies, the president and chief executive officer of SBG Energy has served as a member of our board of directors.  These seven companies collectively comprise our predecessor for accounting purposes (“Predecessor”).  These Predecessor entities were formed in 2011 and 2012, with the first being formed on June 1, 2011. CEP LLC currently owns and operates eight commercial SWD facilities in the Bakken Shale region of the Williston Basin in North Dakota, as well as two in the Permian Basin in Texas.  All of the facilities currently utilize specialized equipment, full-time attendants, and remote monitoring to minimize downtime and increase efficiency for peak utilization.  These facilities also contain oil skimming processes that remove any remaining oil from water delivered to the sites.  In addition to the SWD facilities, our consolidated 51% subsidiary, Cypress Energy Services, LLC (“CES LLC”), provides management and staffing services for three additional SWD facilities in the Bakken Shale region, pursuant to management agreements.  CES LLC also owns a 25% member interest in one of the managed facilities.  CES was acquired effective October 1, 2013.

PI&IS provides inspection and integrity services to various energy, public utility and pipeline companies in both the United States and Canada and consists of the operations of the TIR Entities.  Our inspectors perform a variety of services on midstream pipelines, gathering systems and distribution systems, including data gathering and supervision of third-party construction, inspection, and maintenance and repair projects.  Services are provided in Canada through two wholly owned subsidiaries of TIR Holdings – Tulsa Inspection Resources-Canada, ULC (“TIR-Canada”) and Foley Inspection Services, ULC (“TIR-Foley”) – both Canadian unlimited liability corporations.

Other includes other business activities that are not operating segments, as well as corporate operations.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial information for periods prior to the IPO have been recast to reflect the conveyance of the Contributed Entities to the Partnership at the closing of our IPO, as if the contribution of CEP LLC had occurred as of March 15, 2012, the inception date of CEP LLC, and the contribution of the TIR Entities had occurred as of June 26, 2013, as Holdings and its affiliates did not acquire a controlling interest in the TIR Entities until June 26, 2013.  All significant intercompany transactions and account balances have been eliminated.  We have made certain reclassifications to the prior period financial statements to conform with classification methods used in the current fiscal year.  These reclassifications had no impact on previously reported amounts of total assets, total liabilities, owners’ equity, or net income.

The information presented for our Predecessor for 2012 includes the activity of the four subsidiaries contributed to Holdings prior to the contribution of CEP LLC to the Partnership and does not reflect the fair value of the assets and liabilities recorded by the Partnership when the Predecessor was acquired by CEP LLC (see Note 4).

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for consolidated financial information and in accordance with the rules and regulations of the Securities and Exchange Commission.  The Consolidated Financial Statements include all adjustments considered necessary for a fair presentation of the financial position and results of operations for the periods presented.  Such adjustments consist only of normal recurring items, unless otherwise disclosed herein.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Partnership.  All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The preparation of the Partnership’s Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes.  Actual results could differ from those estimates.

Areas requiring the use of assumptions, judgments, and estimates include amounts of expected future cash flows used in determining possible impairments of goodwill, intangible assets, property and equipment, the determination of fair values associated with the allocation of purchase price in business combinations, and future asset retirement obligations.  Certain estimates are inherently imprecise and may change as future information becomes available.  Judgments and assumptions used in the Partnership’s estimate of future cash flows and an asset’s fair value include such matters as the estimation of oil and gas drilling and producing volumes in the markets served, risks associated with the different geological formation zones into which salt water is disposed, expected future disposal rates and commodity prices, capital expenditures, operating costs and appropriate discount rates.  The use of alternative judgments and/or assumptions could result in different outcomes.

Fair Value Measurement

The Partnership utilizes fair value measurements to measure assets in a business combination or assess impairment of property and equipment, intangible assets and goodwill. Fair value is the amount received from the sale of an asset or the amount paid to transfer a liability in an orderly transaction between market participants (an exit price) at the measurement date. Fair value is a market-based measurement considered from the perspective of a market participant. The Partnership uses market data or assumptions that it believes market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation.  These inputs can be readily observable, market corroborated, or unobservable.  The Partnership applies both market and income approaches for fair value measurements using the best available information while utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

The fair value hierarchy prioritizes the inputs used to measure fair value, giving the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  The Partnership classifies fair value balances based on the observability of those inputs.  The three levels of the fair value hierarchy are as follows:

•

Level 1 – Quoted prices for identical assets or liabilities in active markets that management has the ability to access.  Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2 – Inputs are other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable.  These inputs are either directly observable in the marketplace or indirectly observable through corroboration with market data for substantially the full contractual term of the asset or liability being measured.

•

Level 3 – Inputs that are not observable for which there is little, if any, market activity for the asset or liability being measured.  These inputs reflect management’s best estimate of the assumptions market participants would use in determining fair value.

Contributions from General Partner

During 2013, entities affiliated with Cypress Energy Partners, GP, LLC, (“General Partner”) incurred $6.2 million of costs associated with our initial public offering and our credit agreement.  These costs were transferred to the Partnership as offering costs, deferred offering costs and/or debt issuance costs and have been recorded as contributions to the Partnership.

During 2014, Holdings incurred allocated overhead expenses on behalf of the Partnership totaling $0.5 million. These costs represent amounts incurred by Holdings in excess of amounts charged under our amended and restated omnibus agreement.  These expenses are reflected as general and administrative in the Consolidated Statement of Operations for the year ended December 31, 2014 and as an equity contribution in the Consolidated Statement of Owners’ Equity.

Cash and Cash Equivalents

The Partnership considers all investments purchased with initial maturities of three months or less to be cash equivalents.  Cash equivalents consist primarily of investments in highly liquid securities.  The carrying amounts of cash and cash equivalents reported in the balance sheet approximate fair value.

U.S. cash balances at December 31, 2014, are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250 thousand per financial institution.  Canadian cash balances are insured by the Canada Deposit Insurance Corporation (CDIC) up to $100 thousand per financial institution.  At times, cash balances may be in excess of the FDIC or CDIC insurance limits.  We periodically assess the financial condition of the institutions where we deposit funds and for the years ended December 31, 2014 and 2013, we believe our credit risk related to these funds is minimal.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

Deferred Offering Costs

Incremental costs directly attributable to an offering of equity securities are deferred and charged against the gross proceeds of the offering as a reduction in owners’ equity, including underwriter fees, legal and accounting fees associated with the preparation of the registration statement, and other costs related to the promotion of the offering.  All other costs that are not directly related to the offering are expensed as incurred.

Property and Equipment

Property and equipment consist of land, land improvements, buildings, facilities, wells and equipment, computer and office equipment, and vehicles.  The Partnership records property and equipment at cost.  Costs of renewals and improvements that substantially extend the useful lives of the assets are capitalized.  Maintenance and repairs are expensed as incurred.  Depreciation for these assets is computed using the straight-line method over estimated useful lives.  Upon retirement, impairment or disposition of assets, the costs and related accumulated depreciation are removed from the accounts with the resulting gain or losses, if any, reflected in the Consolidated Statements of Operations.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

Debt Issuance Costs

Debt issuance costs represent fees and expenses associated with securing the Partnership’s credit agreement (see Note 8).  Amortization of the capitalized debt issuance costs is computed using the effective interest method over the remaining estimated life of the credit agreement.

Income Taxes

As a limited partnership, we generally are not subject to federal, state or local income taxes.  The tax on the net income of the Partnership is generally borne by the individual partners.  Net income for financial statement purposes may differ significantly from taxable income of the partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under our partnership agreement.  The aggregated difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partners’ tax attributes in us is not available to us.

On December 9, 2013, the TIR Entities converted from corporate status to pass-through entities for U.S. federal income tax purposes.  The Partnership recorded tax expense of $15.0 million for income taxes associated with the gain on this conversion in the year ended December 31, 2013.  The TIR Entities that have Canadian activity remain taxable in Canada.  In addition, the Partnership has one subsidiary, Tulsa Inspection Resources – PUC, LLC (“TIR-PUC”), which has elected to be taxed as a corporation for U.S. federal income tax purposes.  The amounts recognized as income tax expense, income taxes payable, deferred tax assets and deferred tax liabilities on the Consolidated Financial Statements represent the Canadian and U.S. taxes referred to above, as well as partnership-level taxes levied by various states, primarily composed of franchise taxes assessed by the state of Texas.

As a publicly traded limited partnership, we are subject to a statutory requirement that our "qualifying income" (as defined by the Internal Revenue Code, related Treasury Regulations, and Internal Revenue Service pronouncements) exceed 90% of our total gross income, determined on a calendar year basis. If our qualifying income does not meet this statutory requirement, we could be taxed as a corporation for federal and state income tax purposes. For the year ended December 31, 2014, the year we became a publicly traded limited partnership, our qualifying income met the statutory requirement.

The Partnership evaluates uncertain tax positions for recognition and measurement in the Consolidated Financial Statements.  To recognize a tax position, the Partnership determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position.  A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the Consolidated Financial Statements.  The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon settlement.  The Partnership had no uncertain tax positions that required recognition in the financial statements at December 31, 2014 or 2013.  Any interest or penalties would be recognized as a component of income tax expense.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

Revenue Recognition

Revenues are recognized when there is persuasive evidence that an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured.  Water disposal revenues are recognized upon receipt of the wastewater at our disposal facilities.  Oil disposal revenues are recognized when delivered to the customer and collectability is reasonably assured.

Revenues related to pipeline inspection services are recognized when the services are provided and collectability is reasonably assured.  Generally, inspection services and use of provided equipment are billed on a per day basis.

Unit-Based Compensation

Our General Partner adopted a long-term incentive plan (“LTIP”) in connection with the IPO.  The cost of employee services received in exchange for equity instruments is measured based on the grant-date fair value of those instruments.  That cost is recognized straight-line over the requisite service period (often the vesting period) as discussed in Note 12.

Net Income Per Unit

We calculate basic net income per limited partner unit for each period by dividing net income by the weighted-average number of limited partner units outstanding. Diluted net income per limited partner unit for each period is the same calculation as basic net income per limited partner unit, except the weighted-average limited partner units outstanding includes the dilutive effect of phantom unit grants associated with our long-term incentive plan.

The Company had a net loss for the year ended December 31, 2014.  As a result, all phantom restricted units were anti-dilutive and excluded from the weighted average units used in determining the loss per unit. There were 14,520 phantom restricted units that were excluded from the calculation of net income per unit as they were anti-dilutive.

Accounts Receivable and Concentration of Credit Risk

We operate in the United States and Canada.  We grant unsecured credit to customers under normal industry standards and terms, and have established policies and procedures that allow for an evaluation of each customer’s creditworthiness as well as general economic conditions.  The Partnership determines accounts receivable allowances based on management’s assessment of the creditworthiness of the customers and other collection actions.  Trade receivables are written off against the allowance when deemed uncollectible.  Recoveries of trade receivables previously written off are recorded when received.  The Partnership does not typically charge interest on past due trade receivables and does not require collateral for its trade receivables.  The Partnership had an allowance for doubtful accounts of $0.2 million at December 31, 2014 and 2013, and recorded bad debt expense of $0.1 million and $0.4 million for the years ended December 31, 2014 and 2013, respectively.  There was no bad debt expense recorded during the year ended December 31, 2012.

We had two customers that each represented more than 10% of total accounts receivable as of December 31, 2014.  If one or more of these customers were to default on their payment obligations, we may not be able to replace any of these customers in a timely fashion, on favorable terms, or at all.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

Fair Value of Financial Instruments

The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, trade accounts receivable, accounts payable, accounts payable – affiliates, accrued payroll and other and income taxes payable approximate their fair values.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are reported at fair value on a nonrecurring basis in the Partnership’s Consolidated Balance Sheets. The following methods and assumptions were used to estimate the fair values:

Impairments of Property and Equipment

The Partnership reviews its property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate, in the judgment of management, that a decline in the recoverability of their carrying value may have occurred.  When an indicator of impairment has occurred, the Partnership compares its estimate of undiscounted cash flows attributable to the assets to the carrying value of the assets to determine whether an impairment has occurred.  If the estimate of undiscounted cash flows is less than the carrying value of the asset group, the Partnership determines the amount of the impairment recognized in the financial statements by estimating the fair value of the assets using a discounted cash flow model and records a loss for the amount by which the carrying value exceeds the estimated fair value.  Assets are grouped for impairment purposes at each SWD facility, which includes the well and supporting well equipment and infrastructure, as this represents the lowest level of cash flows associated with the asset group.  The Partnership recorded impairment losses of $12.8 and $3.4 million for the years ended December 31, 2014 and 2013, respectively (see Note 5).

Goodwill

At December 31, 2014 and 2013, the Partnership had $55.6 and $75.5 million of goodwill, respectively.  Goodwill is not amortized, but, is subject to annual reviews on November 1 for impairment at a reporting unit level.  The reporting unit or units used to evaluate and measure goodwill for impairment are determined primarily from the manner in which the business is managed or operated.  A reporting unit is an operating segment or a component that is one level below an operating segment.  In accordance with ASC 350 “Intangibles — Goodwill and Other”, we have assessed the reporting unit definitions and determined that at December 31, 2014 and 2013, W&ES and PI&IS, are the appropriate reporting units for testing goodwill impairment.  The accounting estimate relative to assessing the impairment of goodwill is a critical accounting estimate for each of our reporting segments.

For our PI&IS reporting unit, we performed a qualitative assessment to determine whether the fair value of the reporting unit was more likely than not less than its carrying value.  Our evaluation consisted of assessing various qualitative factors including current and projected future earnings, capitalization, current customer relationships and projects and the impact of lower crude oil prices on our earnings.  The qualitative assessment on this reporting unit indicated that there was no need to conduct further quantitative testing for goodwill impairment nor did our analysis indicate the reporting unit was at risk for a potential goodwill impairment.  Different judgments from those we used in our qualitative analysis could result in the requirement to perform a quantitative goodwill impairment analysis.

For our W&ES segment, after giving consideration to certain qualitative factors including trends in the energy industry and recorded impairments of property and equipment, we elected to perform a quantitative goodwill impairment analysis.  We computed the fair value of the reporting unit employing multiple valuation methodologies, including a market approach (market price multiples of comparable companies) and an income approach (discounted cash flow analysis).  This approach is consistent with the requirement to utilize all appropriate valuation techniques as described in ASC 820-10-35-24 “Fair Value Measurements and Disclosures. ” Given recent declines in the price of crude oil and the related impact on the valuations of energy related companies, relevant market data was difficult to obtain and was of limited usefulness.  Accordingly, we relied heavily on the use of the income approach for the valuation of the reporting unit.

As a result of our valuation we determined that the carrying value of the W&ES reporting unit exceed the fair value of the reporting unit resulting in a goodwill impairment charge of $19.8 million.  The W&ES segment has experienced increased competition in some of the regions in which we operate which has resulted in declining volumes and increased pricing pressure.  The fourth quarter decline in oil prices has intensified competitive pressures and had a direct impact on our revenues.  Many of our customers have announced significantly reduced drilling programs in the areas in which we operate.  The decline in drilling will directly impact the amount of flowback and produced water that we process and dispose.  The energy downturn is also expected to continue to negatively impact our pricing as our customers look for ways to reduce costs.  In addition, as we process lower water volumes, in particular flowback water volumes directly attributable to drilling, we will recover less skim oil.  Lower oil prices will also directly impact revenues as oil sales have historically represented in excess of 20% of our W&ES revenues.

Intangible Assets

Intangible assets represent acquired customer relationships, trade names, and certain other intangibles acquired via various acquisitions and have been recorded utilizing various assumptions to determine fair market value including, but not limited to, replacement costs, liquidation values, future cash flows on a discounted basis of the net assets acquired, pay-off values, and average royalty rates.  Due to the unobservable nature of these assumptions, these fair value measurements are considered to be Level 3 fair value estimates.  Amortization of intangible assets is computed utilizing the straight-line method over their estimated useful lives, typically 5 – 20 years.

We review our other intangible assets for impairment whenever events or changes in circumstances indicate we should assess the recoverability of the carrying amount of the intangible asset. We recognized no impairments for other intangible assets in 2014 and 2012. During 2013, the Partnership determined that one of its trade names in PI&IS had been impaired and identified that the fair value of the trade name, using an undiscounted cash flow model, was less than its carrying amount.  A $0.7 million adjustment was made to reduce the carrying value of the trade name to its fair value.  The fair value was calculated using a discounted cash flow model applied to the expected royalty values generated from the use of the trade name.  Management estimates of the future royalties associated with the use of the trade name were based on forecasted total revenues.  Actual results could vary materially from these estimates, which could have a further impact on the fair value of the trade name.

Non-controlling Interest

The Partnership holds a controlling interest in several entities which are not wholly owned.  The non-controlling interests shown in our Consolidated Balance Sheet at December 31, 2014 primarily includes the 49% membership interest in CES LLC that is owned by SBG Energy and the 49.9% interest in each of the TIR Entities that is owned by affiliates of Holdings.   Net income attributable to non-controlling interests shown in our Consolidated Statements of Operations reflects 49% of the net income of CES LLC for the years ended December 31, 2014 and 2013, and 49.9% of the net income of the TIR Entities for the period from our IPO through December 31, 2014.   The non-controlling interest in the TIR Entities is reduced by certain charges in accordance with our Partnership agreement.

Business Combinations

The Partnership evaluates all potential acquisitions and changes in control to determine whether it has purchased or acquired control of a business.  If the acquired or new controlled assets meet the definition of a business, it is accounted for as a business combination; otherwise it is accounted for as an asset acquisition.  Transactions discussed in Note 4 reflect business combinations for the periods described.

Foreign Currency Translation

The reporting currency is the U.S. dollar.  Non-U.S. dollar denominated monetary items are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date.  Non-U.S. dollar denominated non-monetary items are translated to U.S. dollars at the exchange rate in effect when the transactions occur.  Revenues and expenses denominated in foreign currencies are translated at the exchange rate in effect during the period.  Foreign exchange gains or losses on translation are included in other comprehensive income.

New Accounting Standard

The Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2014-09 – Revenue from Contracts with Customers in May 2014.  ASU 2014-09 is intended to clarify the principles for recognizing revenue and develop a common standard for recognizing revenue for GAAP and International Financial Reporting Standards that is applicable to all organizations.  The Partnership will be required to comply with this ASU beginning in 2017.  We are currently evaluating the impact of this ASU on the Partnership.  We do not anticipate that the adoption of this ASU will materially impact our financial position, results of operations or cash flows.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

3.	Initial Public Offering

On January 21, 2014, the Partnership completed its IPO consisting of 4,312,500 common units, representing limited partner interests in the Partnership at a price to the public of $20.00 per common unit ($18.70 per common unit, net of underwriting discounts, commissions and fees) which included a 562,500 unit over-allotment option that was exercised by the underwriters.  We received net proceeds of $80.2 million from the IPO, after deducting underwriting discounts and structuring fees.  The net proceeds from the IPO were distributed to Holdings II as reimbursement for certain capital expenditures it incurred with respect to assets contributed to us.

Total deferred offering costs of $2.9 million, including costs incurred during the year ended December 31, 2014 of $0.3 million, were charged against the proceeds of the IPO.  In addition, the Partnership incurred $0.4 million and $1.4 million of offering costs during the years ended December 31, 2014 and 2013, respectively, that were expensed as incurred.  These non-recurring costs are reflected as offering costs in the Partnership’s Consolidated Statements of Operations.

4.	Business Combinations

2014 Business Combination

SWD Acquisition

Effective December 1, 2014, we acquired a recently constructed commercial SWD facility from SBG Energy (a related party) for a total purchase price of approximately $1.7 million. The facility had minimal operating activity prior to the acquisition.  The acquisition qualified as a business combination and was accounted for under the acquisition method of accounting.  Accordingly, we recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values.  The Partnership used various assumptions to determine fair value including, but not limited to, replacement costs, liquidation values and future cash flows on a discounted basis.  The acquisition was funded with borrowings from our credit facility.

The fair value of the assets acquired and liabilities assumed were as follows:

Fair Value
(in thousands)
Current assets	$50
Property and equipment	1,837
Intangible assets - contracts	241
Total value of assets acquired	2,128

Current liabilities assumed	386
Asset retirement obligation	1

Net assets acquired	$1,741

In addition to the amounts reflected above, the Partnership anticipates incurring additional capital costs of up to $0.4 million to complete the SWD facility.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

2013 Business Combinations

TIR Entities Acquisition

As discussed in Note 2, Holdings acquired a controlling interest in the TIR Entities on June 26, 2013.  This transaction qualified as a business combination and therefore the assets and liabilities were recorded at their fair value under the acquisition method of accounting.  Holdings used various assumptions to determine fair value including, but not limited to, replacement costs, liquidation values, future cash flows on a discounted basis, pay-off values and average industry royalty rates.  Due to the unobservable nature of these assumptions, these fair value measurements are considered to be Level 3 fair value estimates.

The fair value of the assets and liabilities acquired as of June 26, 2013 were as follows:

Fair Value
(in thousands)
Cash	$10,108
Other working capital, net	33,990
Property and equipment	1,075
Intangible assets:
Trade names and trademarks	10,850
Inspector database	2,080
Customer relationships	21,380
Goodwill	40,638
Total value of assets acquired	120,121

Mezzanine debt	19,756
Factoring debt	36,748
Total liabilities assumed	56,504

Net assets acquired	$63,617

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

SBG Disposal Acquisition

Effective October 1, 2013, the Partnership acquired certain assets including certain property and equipment, SWD facility management contracts, including contracts to provide services to the Partnership’s SWD facilities, a 25% interest in a SWD facility and certain working capital from SBG Disposal LLC, a subsidiary of SBG Energy, in exchange for $0.5 million from available cash on hand and a 49% ownership in CES LLC.  In conjunction with the SBG Acquisition discussed below, the Partnership had previously assigned a fair value of $0.2 million to its option to purchase these assets.  The exercise of the option, along with the cash purchase price, totaled $0.7 million.  In addition, the 49% interest in CES LLC had a fair value of $0.7 million resulting in total consideration of $1.4 million.

The acquisition qualified as a business combination and was accounted for under the acquisition method of accounting.  Accordingly, we recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values.  The Partnership used a discounted cash flow model to value the customer relationships and the 25% interest in the SWD facilities and made market assumptions for the estimation of future water to be disposed of as discussed in Note 2.  The Partnership also used an estimate of replacement cost to value the acquired property and equipment.  Due to the unobservable nature of the inputs, these estimates of the fair value of the acquired wells are considered Level 3 fair value estimates.  The purchase price and assessment of the fair value of the assets acquired and liabilities assumed for the SBG Disposal acquisition were as follows:

Fair Value
(in thousands)

Current assets	$35
Property and equipment	300
Intangible assets - customer relationships	150
Goodwill	971
Total assets acquired	1,456
Current liabilities	35
Net assets acquired	$1,421

The customer relationships are amortized over a five year period.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

2012 Business Combinations

Moxie Acquisition

In December 2012, the Partnership acquired four commercial SWD facilities through two agreements for a total purchase price of approximately $23.9 million, subject to customary adjustments.  The acquisitions were funded with available cash from member equity contributions.  The effective date of the acquisition was December 3, 2012, and the Partnership took over operations of the wells on December 4, 2012.

SBG Acquisition

In December 2012, the Partnership acquired 100% of the interests in six operating commercial SWD facilities, one under-construction commercial SWD facility, an option to acquire a 51% interest in certain assets of SBG Disposal, LLC for $0.5 million, including a 25% ownership interest in an LLC that owns and operates a SWD facility (“Purchase Option”) and various other rights of first refusal to purchase other businesses and assets from SBG Energy.  The Partnership assigned a fair value of $0.2 million to the Purchase Option which was exercised on October 1, 2013.  The total purchase price was approximately $47.3 million, net of customary adjustments.  One of these customary adjustments included the requirement of SBG Energy to include $8.2 million for a series of well improvement and construction reserves, which effectively reduced the purchase price.  Any future capital obligations related to these well improvements or new SWD facility construction projects are the responsibility of the Partnership.  The acquisition was funded with available cash from member equity contributions.  The closing date of the acquisition was December 31, 2012.

The Moxie Acquisition and the SBG Acquisition qualified as business combinations and were accounted for under the acquisition method of accounting.  The Partnership recorded the assets acquired and liabilities assumed at their estimated fair market values as of the closing dates.  The fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair value measurements also utilize the following primary assumptions of market participants.  To estimate the fair value of the acquired SWD facilities, the Partnership used a discounted cash flow model and made market assumptions for the estimation of future water to be disposed of due to oil and gas drilling and production volumes in the markets served, risks associated with the different zones into which salt water is disposed, expected future disposal rates and commodity prices, capital expenditures, operating costs, and appropriate discount rates.  Due to the unobservable nature of the inputs, these estimates of the fair value of the acquired wells are considered Level 3 fair value measurements.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

The purchase price and assessment of the fair value of the assets acquired and liabilities assumed for the Moxie Acquisition and the SBG Acquisition, which included certain properties not contributed to the Partnership, were as follows:

	Moxie Acquisition	SBG Acquisition	Total
	( in thousands )
Fair value of net assets:
Current assets	$288	$2,947	$3,235
Property and equipment	16,634	30,017	46,651
Related-party notes receivable	—	438	438
Intangible assets	60	225	285
Goodwill	6,903	26,974	33,877
Total assets acquired	23,885	60,601	84,486
Current liabilities	—	500	500
Related-party notes payable	—	1,534	1,534
Contingent consideration due sellers	—	11,250	11,250
Asset retirement obligations	3	5	8
Total liabilities assumed	3	13,289	13,292
Total purchase price	$23,882	$47,312	$71,194

Contingent consideration was due to sellers based upon the acquired assets meeting certain profitability thresholds for 2013.  Management’s initial estimate was that the sellers would be due $11.25 million based upon achieving 50% of their maximum possible results by attaining $12.8 million in 2013 EBITDA (earnings before income taxes, depreciation, and amortization) on the acquired SWD facilities.  Accordingly, the Partnership recorded a liability for the contingent consideration totaling $11.25 million.  During the second quarter of 2013, management estimated that the financial results would be below the minimum threshold for the seller to earn any contingent consideration based on the actual performance of these wells for 2013 and the forecasted EBITDA for the remaining of the year.  The contingent liability was reversed in full during the second quarter 2013 and is recorded in the Consolidated Statements of Operations as a gain on reversal of contingent consideration.  The EBITDA forecast is considered a Level 3 fair value measurement.

Intangible assets consist primarily of various 36-month non-compete agreements associated with the Moxie Acquisition to which the Partnership has assigned a fair value of $0.1 million, as well as the $0.2 million Purchase Option discussed above which was contributed to the SBG Disposal Acquisition.  The non-compete agreements are being amortized ratably over three years.

Goodwill for the Moxie and SBG transactions represents the excess of cost over the fair value of identified assets, liabilities, and contingent liabilities.  The Partnership believed the locations, synergies created by combining these entities, and the projected future cash flows of the acquired entities merit the recognition of this asset.  The goodwill is fully deductible for tax purposes by our partners.

The following summarized pro forma information for the years ended December 31, 2014, 2013 and 2012 presents the combined results of the Partnership as if the business combinations occurred as of the later of January 1, 2012 or the initiation of operations of the acquired business:

	2014	2013	2012
	( in thousands )
Revenue as reported	$404,418	$249,133	$619
Business Combinations:
SWD Facility	297	-	-
TIR Entities Acquisition	-	152,989	233,803
SBG Disposal Acquisition	-	814	-
SBG Acquisition	-	-	8,588
Moxie Acquisition	-	-	3,180
Pro-forma revenue	$404,715	$402,936	$246,190

Net income (loss) as reported	$(15,179)	$4,355	$(1,845)
Business Combinations:
SWD Facility	(213)	-	-
TIR Entities Acquisition	-	953	2,662
SBG Disposal Acquisition	-	127	-
SBG Acquisition	-	-	4,462
Moxie Acquisition	-	-	1,391
Pro-forma net income (loss)	$(15,392)	$5,435	$6,670

These pro forma results are for comparative purposes only and may not be indicative of the results that would have occurred had the acquisitions been completed on the later of  January 1, 2012 or the commencement date of the acquired business, or the results that may be attained in the future.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

5.	Property and Equipment

Property and equipment consist of the following, recorded at cost, as of December 31, 2014 and 2013:

		December 31,
Asset Category	Useful Lives	2014	2013
		( in thousands )
Land		$2,049	$2,049
Land improvements	15 years	1,143	2,543
Buildings and leasehold improvements	39 years	1,056	1,767
Facilities, wells, and equipment	5 – 15 years	22,666	35,326
Computer and office equipment	3 – 9 years	816	771
Other	3 – 5 years	148	73
		27,878	42,529
Less accumulated depreciation		(3,538)	(3,711)
Net property and equipment		$24,340	$38,818

Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets.  Depreciation expense was $4.1 million, $4.1 million and $0.1 million for the Partnership for the years ended December 31, 2014, 2013 and 2012, respectively, of which $0.2 million and $0.1 million was included as a component of costs of services for the years ended December 31, 2014 and 2013.  Depreciation expense for the Predecessor in 2012 was $1.2 million.  Additionally, as a result of our impairment analysis, we wrote down the value of certain property and equipment which resulted in a decrease of accumulated depreciation of $4.3 million $0.6 million in 2014 and 2013, respectively.

During 2014, the Partnership recorded impairments of property and equipment at five of its SWD facilities.  At each of these facilities, the Partnership experienced revenue and volume decreases due to lower commodity markets and increasing competition and has forecasted decreases in drilling activity affecting volumes and revenues over the remaining life of the underlying assets.  Given these indicators of impairment, the Partnership compared its estimate of undiscounted future cash flows from the facilities to the carrying amount of the long-lived assets of the facilities, and determined they were no longer recoverable and were impaired.

The Partnership wrote these facility’s assets down from their net carrying value of $20.0 million to their estimated fair value of $7.2 million and recognized an impairment on the facilities totaling $12.8 million included in the impairments caption on the Consolidated Statement of Operations for the year ended December 31, 2014.

During 2013, the Partnership recorded impairments at one of its SWD facilities.  The Partnership experienced declining revenues and operating losses at this SWD facility since acquiring the facility on December 31, 2012 due to increased competition in proximity to the facility.  Given these impairment indicators, the Partnership compared its estimate of undiscounted future cash flows from the facility to the carrying amount of the long-lived assets of the facility, and determined that they were no longer recoverable and were impaired.

The Partnership wrote the facility assets down from their net carrying value of $4.5 million to their estimated fair value of $1.1 million and recognized an impairment of the facility totaling $3.4 included in the impairments caption on the Consolidated Statement of Operations for the year ended December 31, 2013.

 The following table shows the impaired property and equipment by category:

	Year Ended December 31,
	2014	2013
	(in thousands)
Asset Category
Land improvements	$1,514	$725
Buildings and leasehold improvements	748	135
Facilities, wells and equipment	14,796	2,964
	17,058	3,824
Accumulated depreciation	(4,285)	(397)
Impairment of facilities	$12,773	$3,427

Fair value was determined using expected future cash flows, which is a Level 3 input as defined in Accounting Standards Codification (“ASC”) 820, Fair Value Measurement.  The cash flows are those expected to be generated by the market participants, discounted at the Partnership’s estimated cost of capital.  Because of the uncertainties surrounding the repair of the facility and the market conditions, including the Partnership’s ability to generate and maintain sufficient revenues to operate the facility profitably, our estimate of expected future cash flows may change in the near term resulting in the need to further adjust our determination of fair value.

6.	Goodwill

Goodwill represents the excess of cost over fair value of the assets and liabilities of businesses acquired.  Changes in goodwill are as follows:

	W&ES	PI&IS	Total
	(in thousands)

Balance - December 31, 2012	$33,877	$-	$33,877
Goodwill from business combinations	971	40,638	41,609
Foreign currency translation	-	(20)	(20)

Balance - December 31, 2013	34,848	40,618	75,466
Impairments	(19,773)	-	(19,773)
Foreign currency translation	-	(148)	(148)
Balance - December 31, 2014	$15,075	$40,470	$55,545

Goodwill is not amortized, but is subject to annual reviews on November 1 for impairment at a reporting unit level.  The reporting unit or units used to evaluate and measure goodwill for impairment are determined primarily from the manner in which the business is managed or operated.  A reporting unit is an operating segment or a component that is one level below an operating segment.  In accordance with ASC 350 “Intangibles — Goodwill and Other”, we have assessed the reporting unit definitions and determined that at December 31, 2014 and 2013, W&ES and PI&IS, are the appropriate reporting units for testing goodwill impairment.  The accounting estimate relative to assessing the impairment of goodwill is a critical accounting estimate for each of our reporting segments.

For our PI&IS reporting unit, we performed a qualitative assessment to determine whether the fair value of the reporting unit was more likely than not less than its carrying value.  Our evaluation consisted of assessing various qualitative factors including current and projected future earnings, capitalization, current customer relationships and projects and the impact of lower crude oil prices on our earnings.  The qualitative assessment on this reporting unit indicated that there was no need to conduct further quantitative testing for goodwill impairment nor did our analysis indicate the reporting unit was at risk for a potential goodwill impairment.  Different judgments from those we used in our qualitative analysis could result in the requirement to perform a quantitative goodwill impairment analysis.

For our W&ES segment, after giving consideration to certain qualitative factors including trends in the energy industry and recorded impairments of property and equipment, we elected to perform a quantitative goodwill impairment analysis.  We computed the fair value of the reporting unit employing multiple valuation methodologies, including a market approach (market price multiples of comparable companies) and an income approach (discounted cash flow analysis).  This approach is consistent with the requirement to utilize all appropriate valuation techniques as described in ASC 820-10-35-24 “Fair Value Measurements and Disclosures.” Given recent declines in the price of crude oil and the related impact on the valuations of energy related companies, relevant market data was difficult to obtain and was of limited usefulness.  Accordingly, we relied heavily on the use of the income approach for the valuation of the reporting unit.

As a result of our valuation, we determined that the carrying value of the W&ES reporting unit exceeded the fair value of the reporting unit resulting in a goodwill impairment charge of $19.8 million.  The W&ES segment has experienced increased competition in some of the regions in which we operate which has resulted in declining volumes and increased pricing pressure.  The fourth quarter decline in oil prices has intensified competitive pressures and had a direct impact on our revenues.  Many of our customers have announced significantly reduced drilling programs in the Bakken.  The decline in drilling will directly impact the amount of flowback and produced water that we process and dispose.  The energy downturn is also expected to continue to negatively impact our pricing as our customers look for ways to reduce costs.  In addition, as we process lower water volumes, in particular flowback water volumes directly attributable to drilling, we will recover less skim oil.  Lower oil prices will also directly impact revenues as oil sales have historically represented in excess of 20% of our W&ES revenues.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

7.	Intangible Assets

Intangible assets consist of the following at December 31, 2014 and 2013:

		December 31, 2014		December 31, 2013
	Useful Lives	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
		( in thousands )

Customer relationships	5-20 years	$21,510	$1,788	$21,510	$554
Contracts	3 years	241	-	-	-
Non-compete agreements	3 years	60	41	60	21
Trademarks and trade names	10 years	10,135	1,638	10,135	553
Inspector database	10 years	2,080	314	2,080	106
Total		$34,026	$3,781	$33,785	$1,234

Amortization expense for the years ended December 31, 2014 and 2013 was $2.4 million and $1.3 million respectively. There was no amortization expense for the year ended December 31, 2012.

Future amortization expense of our intangible assets is estimated to be as follows:

Year Ending December 31,	( in thousands )

2015	$2,468
2016	2,391
2017	2,391
2018	2,305
2019	2,281
Thereafter	18,409
$30,245

During the year ended December 31, 2013, the Partnership determined that one of its trade names in PI&IS was impaired and recorded an impairment charge of $0.7 million.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

8.	Credit Agreement

On December 24, 2013, the Partnership and our affiliate, Cypress Energy Partners – TIR, LLC (“CEP-TIR”), (together, the “Borrowers”), entered into a $120.0 million secured credit agreement (the “Credit Agreement”) as co-borrowers and co-guarantors with a syndicate of banks that consists of a $65.0 million senior secured working capital revolving credit facility and a $55.0 million senior secured acquisition revolving credit facility.  On October 21, 2014, the credit agreement was amended to increase the aggregate availability under the credit agreement from $120.0 million to $200.0 million and extended the maturity date to December 24, 2018.  Availability under the acquisition revolving credit facility was increased to $125.0 million and availability under the working capital revolving credit facility was increased to $75.0 million.  In addition, the amendment provides for an accordion feature that allows us to increase availability under the facilities by an additional $125.0 million.

At December 31, 2014 and 2013, there were outstanding borrowings under the credit agreement of $77.6 million and $75.0 million, respectively reflected on the Consolidated Balance Sheets as long-term debt. Borrowings under the credit agreement are due at maturity.  If, at any time, outstanding borrowings exceed the combined borrowing base of the Borrowers, principal in the amount of the excess is due upon submission of the borrowing base calculation.  Certain conditions defined in the Credit Agreement limit our access to the acquisition revolving credit facility to $89.7 million of the total $97.4 million available and $15.3 million of the total available $25.0 million under the working capital revolving credit facility at December 31, 2014.  Certain circumstances, such as additional acquisitions, could offset the defined limitations and provide the Partnership the opportunity to fully access the stated borrowing limitations on the Credit Agreement. The obligations under our Credit Agreement are secured by a first priority lien on substantially all assets of the Borrowers.

All borrowings under the Credit Agreement bear interest, at our option, on a leveraged based grid pricing at (i) a base rate plus a margin of 1.25% to 2.75% per annum (“Base Rate Borrowing”) or (ii) an adjusted LIBOR rate plus a margin of 2.25% to 3.75% per annum (“LIBOR Borrowings”). The applicable margin is determined based on the combined leverage ratio of the Borrowers, as defined in the Credit Agreement.  At December 31, 2014 and 2013, the interest rate in effect on outstanding LIBOR Borrowings was 3.03% and 3.14%, respectively, calculated as the weighted average LIBOR rate of 0.255% in 2014 and 0.225% in 2013 plus a weighted average margin of 2.77% in 2014 and 2.92% in 2013.  There were no Base Rate Borrowings outstanding at December 31, 2014 or 2013.  Interest on Base Rate Borrowings is payable monthly.  Interest on LIBOR Borrowings is paid upon maturity of the underlying LIBOR contract, but no less often than quarterly.  Commitment fees are charged at a rate of 0.50% on any unused credit and payable quarterly.

Our Credit Agreement contains various customary affirmative and negative covenants and restrictive provisions.  Our Credit Agreement also requires maintenance of certain financial covenants, including a combined total adjusted leverage ratio (as defined in our Credit Agreement) of not more than 4.0 to 1.0 and an interest coverage ratio (as defined in our Credit Agreement) of not less than 3.0 to 1.0.  At December 31, 2014, our total adjusted leverage ratio was 0.94 to 1.0 and our interest coverage ratio was 9.14 to 1.0.  Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of our Credit Agreement, the lenders may declare any outstanding principal of our Credit Agreement debt, together with accrued and unpaid interest, to be immediately due and payable and may exercise the other remedies set forth or referred to in our Credit Agreement. We expect to remain in compliance with all or our financial debt covenants throughout 2015.

In addition, our Credit Agreement restricts our ability to make distributions on, or redeem or repurchase our equity interests, provided, however, that we may make distributions of available cash so long as, both at the time of the distribution and after giving effect to the distribution, no default exists under our Credit Agreement, the borrowers and the guarantors are in compliance with the financial covenants, the borrowing base (which includes 100% of cash on hand) exceeds the amount of outstanding credit extensions under the working capital revolving credit facility by at least $5.0 million and at least $5.0 million in lender commitments are available to be drawn under the borrowing base revolving credit facility.  The combined calculated borrowing base of the Borrowers was $65.3 million at December 31, 2014 which represents our maximum availability under the working capital revolving credit facility as of that date.  Availability under the acquisition revolving credit facility is not subject to a borrowing base calculation but is restricted by our maximum leverage calculation. Borrowings under the Credit Agreement are due at maturity.  If at any time outstanding borrowings under the working capital facility exceed the combined borrowing base of the Borrowers, principal in the amount of the excess is due upon submission of the borrowing base calculation.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

The following table reflects the changes in long-term debt during the year:

	December 31, 2013	Net borrowings or repayments	December 31, 2014
	(in thousands)
Acquisition revolving credit facility
(3.26% at December 31, 2014)	$25,000	$2,600	$27,600
Borrowing base revolving credit facility
(2.74% at December 31, 2014)	50,000	-	50,000
Total long-term debt	$75,000	$2,600	$77,600

9.	Income Taxes

As a limited partnership, we generally are not subject to federal, state or local income taxes.  The tax on the net income of the Partnership is generally borne by the individual partners.  We have Canadian activity that remains taxable in Canada.  In addition, effective January 1, 2014, we formed a wholly owned subsidiary, Tulsa Inspection Resources – PUC, LLC (“TIR-PUC”), which has elected to be taxed as a corporation for U.S. federal income tax purposes.  The amounts recognized as income tax expense, income taxes payable, deferred tax assets and deferred tax liabilities on the Consolidated Financial Statements represent the Canadian and U.S. taxes referred to above, as well as partnership-level taxes levied by various states.  We are also subject to certain margin based taxes in some states.

From January 1, 2013 to December 9, 2013, Tulsa Inspection Resources, Inc. (“TIR Inc.”), the predecessor of the TIR Entities, operated as a taxable corporation.  On December 9, 2013, TIR Inc. converted to a Limited Liability Company (“LLC”).

The Partnership recognized a one-time tax provision of $15.0 million associated with the gain on the deemed sale of TIR Inc. associated with the conversion to a pass-through entity. To calculate the gain on conversion, the Partnership determined the fair value of the assets and liabilities as of the date of conversion.  We used various assumptions to determine fair value including, but not limited to, estimating replacement costs, liquidation values, future cash flows on a discounted basis, pay-off values and average industry royalty rates.  Due to the unobservable nature of the assumptions used in the valuation analysis, these fair value measurements are considered to be Level 3 fair value measurements.  The resulting fair value of TIR Inc. was used as the hypothetical proceeds under the deemed sale at conversion and the tax provision was calculated on the resulting gain.  The tax expense associated with the conversion of TIR Inc. on December 9, 2013 is included in income tax expense on the Consolidated Statement of Operations for the year ended December 31, 2013 and income taxes payable on the Consolidated Balance Sheet as of December 31, 2013.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

Significant components of income tax expense (benefit) are as follows for the years ended December 31:

	2014	2013
	(in thousands)
Current expense:
Federal	$38	$14,714
State	332	2,462
Canadian	100	285
Total	470	17,461

Deferred tax expense (benefit):
Federal	(12)	(1,553)
State	(3)	(390)
Canadian	13	(281)
Total	(2)	(2,224)

Total income tax expense	$468	$15,237

There was no income tax expense recorded for the year ended December 31, 2012.

The deferred tax assets and liabilities of the Partnership consisted of the following:

	Year Ended December 31,
	2014	2013
	(in thousands)
Current deferred tax assets:
Accrued liabilities	$17	$1
Bad debt reserve	-	28
Canadian net operating loss	51	105
Total	$68	$134

Non-current deferred tax assets (liabilities):
Property and equipment	$2	$3
Intangible assets	(440)	(544)
Total	$(438)	$(541)

The Canadian net operating loss expires in 2025 and as such, the Partnership has made no valuation allowance against this deferred tax asset as of December 31, 2014 or 2013.

The following table reconciles the differences between the U.S. federal statutory rate of 35% to the Partnership’s income tax expense on the Consolidated Statements of Operations for the years ended December 31:

	2014	2013	2012	Predecessor 2012
		(in thousands)

Tax (benefit) computed at statutory rate of 35%	$(5,149)	$6,857	$(646)	$2,170
Income not subject to federal taxes	5,274	(4,793)	646	(2,170)
State income taxes, net of federal benefit	326	535	-	-
Tax on conversion of TIR, Inc. to pass through entities	-	12,892	-	-
Other	17	(254)	-	-

Total income tax expense	$468	$15,237	$-	$-

Tax years that remain subject to examination by various taxing authorities for each of our consolidated entities include the years 2011 through 2013.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

10.	Parent Net Investment and Owners’ Equity

Parent Net Investment

For the periods prior to the IPO, the net equity of the contributed entities is included in parent net equity in the Consolidated Balance Sheet as of December 31, 2013. Also, prior to the IPO, CEP LLC provided treasury and accounts payable services for Holdings and other affiliates.  Amounts paid on behalf of Holdings and its affiliates, net of cash transfers from Holdings, are included as a component of parent net equity.  Cumulative advances for the periods prior to the IPO as of December 31, 2014, 2013 and 2012 were $0.2 million, $3.5 million and $0.5 million, respectively.

Common Units and Subordinated Units

As of December 31, 2014, there are 5,913,000 common units and 5,913,000 subordinated units outstanding.  Items of income / loss are allocated to common units and subordinated units equally.  The common unitholders will have the right to receive the minimum quarterly cash distributions of $0.3875 per common unit, plus any arrearages in the payment of the minimum quarterly distributions on the common units from prior quarters, before any distributions of available cash may be made on the subordinated units.  These units are deemed “subordinated” because, for the subordination period as defined in our offering documents, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters.  Furthermore, no arrearages will be paid on the subordinated units.  For the year ended December 31, 2014, there were no limitations or arrearages related to the quarterly distributions made by the Partnership.

Incentive Distribution Rights

Our General Partner owns a 0.0% non-economic general partnership interest in the Partnership, which does not entitle it to receive cash distributions.  Our General Partner holds incentive distribution rights (“IDRs”), which represent the right to receive an increasing percentage (15%, 25% and 50%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and target distribution levels have been achieved. The General Partner would begin receiving incentive distribution payments when the quarterly cash distribution exceeds $0.445625 per unit.  There were no incentive distribution payments in 2014.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

11.	Major Customers

For the year ended December 31, 2014, three customers individually exceeded 10% of our consolidated total revenues: Enbridge Energy Partners, Enterprise Products Partners and Plains All America Pipeline.  For the year ended December 31, 2013, Enbridge Energy Partners and Enterprise Products Partners each individually made up more than 10% of total consolidated revenues.  No other customer accounted for more than 10% of our consolidated revenues during these years. Revenues from these customers resulted from inspection operations, which are activities conducted by our PI&IS segment.

12.	Equity Compensation

Partnership Long-Term Incentive Plan (“LTIP”)

Effective at the closing of the IPO, our General Partner adopted an LTIP that authorized up to 1,182,600 units representing 10% of the initial outstanding units.  Certain directors and employees of the Partnership have been awarded Phantom Restricted Units (“Units”) under the terms of the LTIP.  The fair value of the awards issued is determined based on the quoted market value of the publically traded common units at each grant date, adjusted for a forfeiture rate, and other discounts attributable to the awarded units.  This valuation is considered a Level 3 measurement under the fair value measurement hierarchy.  Compensation expense is recognized straight-line over the vesting period of the grant.  Holdings reimburses the Partnership for the direct expense of the awards and allocates the expense to us through the annual administrative fee provided for under the terms of our amended and restated omnibus agreement (Note 13).  For the year ended December 31, 2014, compensation expense of $0.5 million was recorded under the LTIP.  The following table sets forth the grants and forfeitures of Units under the LTIP for the year ended December 31, 2014:

	Number of Units	Weighted Average Grant Date Fair Value / Unit

Units at January 1, 2014	-	$-
Units granted	178,264	17.96
Units forfeited	(19,911)	(16.78)
Units at December 31, 2014	158,353	17.36

Outstanding Units issued to directors vest ratably over a three-year period from the date of grant.  Units granted to employees vest over a five-year period from the date of grant, with one third vesting at the end of the third year, one third at the end of the fourth year and one third vesting at the end of the fifth year or will vest in full upon the occurrence of a Fundamental Change, as defined in the LTIP agreement. Total unearned compensation associated with the LTIP at December 31, 2014 was $2.1 million with an average remaining life of 3.9 years.

In conjunction with the IPO, phantom profits interest units previously issued under a CEP LLC LTIP were exchanged for 44,250 Units under the LTIP.  Vesting under all of the exchanged awards is retroactive to the initial grant date.  The awards will be considered for all purposes to have been granted under the Partnership’s LTIP.  In addition, at IPO, certain profits interest units previously issued under CEP LLC’s LTIP were converted into 44,451 subordinated units of the Partnership outside of the LTIP.  Vesting for the subordinated units is retroactive to the initial grant date.  Compensation expense associated with the subordinated units was $0.3 million for the year ended December 31, 2014.  The exchange of the phantom profits interest units and the profits interest units resulted in the reversal of the existing equity compensation liability of $0.1 million in the first quarter of 2014 as the new awards are accounted for as equity. The unearned compensation related to the subordinated units was $0.5 million with an average remaining life of 3.1 years.

TIR Entities Stock Option Plan

On January 1, 2011, TIR Inc., executed a Stock Option Plan to allow certain share based compensation to be issued to employees, non-employee directors and contractors.  Under the plan, TIR Inc. could award up to 14 shares of common stock from authorized unissued shares or shares held in treasury.  At the discretion of the administrator of the Stock Option Plan, employees, non-employee directors and consultants may be granted awards in the form of incentive stock options, non-qualified stock options or restricted shares, any of which may be service, market or performance based awards. Total compensation expense recognized related to the non-qualified stock options issued was $0.2 million for the period from June 26, 2013 through December 31, 2013.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

During 2013, the TIR Entities’ board authorized the vesting of certain management options.  Management opted to execute the vested options using a cashless exercise, net of employee owed taxes, after which the issued shares were subsequently sold to CEP-TIR.  TIR Inc. paid the employee taxes owed of $0.6 million, recording the payment as a purchase of treasury shares.  The shares were purchased from the employees at their estimated fair value, which was determined based on several factors including the average price of recent share transactions between affiliated and non-affiliated parties. Compensation expense was recognized for the excess of the fair value of the shares received over the price paid for the shares, totaling $1.75 million.  The tax benefit associated with the employee compensation totaled $0.7 million, of which $0.2 million was included in the 2013 tax provision, offsetting the cumulative tax benefit from compensation expense previously recorded by TIR Inc.  The remaining $0.5 million, representing the additional tax benefit in excess of the tax benefit from options previously expensed by TIR Inc., is included as a reduction of equity.  Additionally, certain management options were forfeited as a result of the conversion of TIR Inc. to a pass-through entity on December 9, 2013.

Option activity and changes during 2013 were as follows:

	Quantity	Intrinsic Value
	( in shares )	( in thousands )

Outstanding at June 26, 2013	7	$2,450
Granted	-	-
Exercised	(5)	(1,750)
Forfeited or expired	(2)	(700)
Outstanding at December 31, 2013	-	$-

13.	Related-Party Transactions

Omnibus Agreement

Effective, as of the closing of the IPO, we entered into an omnibus agreement with Holdings and other related parties.   The omnibus agreement, which was amended and restated in February 2015 to reflect the acquisition of the remaining interests in the TIR Entities, governs the following matters, among other things:

●

our payment of an annual administrative fee, initially in the amount of $4.0 million to be paid in quarterly installments (pro-rated in 2014 from the IPO date) to Holdings for providing certain partnership overhead services, including certain executive management services by certain officers of our General Partner, and compensation expense (including equity-based compensation) for all employees required to manage and operate our business.  This fee also includes the incremental general and administrative expenses we incur as a result of being a publicly traded partnership;

●	limitations on the amount of indebtedness CEP-TIR may incur under our credit agreement and the allocation of certain interest expenses to the TIR Entities;

●

our right of first offer on Holdings’ and its subsidiaries’ assets used in, and entities primarily engaged in, providing SWD and other water and environmental services and pipeline inspection and integrity services; and

●

indemnification of us by Holdings for certain environmental and other liabilities, including events and conditions associated with the operation of assets that occurred prior to the closing of the IPO and our obligation to indemnify Holdings for events and conditions associated with the operation of our assets that occur after the closing of the IPO and for environmental liabilities related to our assets to the extent Holdings is not required to indemnify us.

So long as Holdings controls our General Partner, our amended and restated omnibus agreement will remain in full force and effect, unless we and Holdings agree to terminate it sooner.  If Holdings ceases to control our General Partner, either party may terminate our amended and restated omnibus agreement, provided that the indemnification obligations will remain in full force and effect in accordance with their terms.  We and Holdings may agree to further amend our amended and restated omnibus agreement; however, amendments that the General Partner determines are adverse to our unitholders will also require the approval of the Conflicts Committee of our Board of Directors.

The amount charged by Holdings under the omnibus agreement for the year ended December 31, 2014 was $3.8 million and is reflected in general and administrative in the Consolidated Statements of Operations.  Additional expenses were incurred by Holdings in support of the Partnership totaling $0.5 million. These expenses were also allocated to the Partnership and are reflected in general and administration and as an equity contribution.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

Other Related Party Transactions

A current board member and business partner in North Dakota has an interest in several entities with which the Partnership does business including the following:

●

SBG Disposal, LLC (“SBG Disposal”) – Prior to the acquisition of certain assets and management fee contracts by CES LLC effective October 1, 2013, SBG Disposal provided staffing, management and back office services for a portion of the Partnership’s SWD facilities.  SBG Disposal is a wholly owned subsidiary of SBG Energy and provided services totaling $1.8 million for the year ended December 31, 2013. These costs are included in costs of services on the Consolidated Statements of Operations.

●

Rud Transportation, LLC (“Rud”) – Rud, a wholly owned subsidiary of SBG Energy is a trucking company customer of the Partnership that hauls produced and flowback water to our facilities.  Total revenue recognized by the Partnership from Rud was $2.1 million, $1.8 million and $0.7 million for the years ended December 31, 2014, 2013 and 2012 (Predecessor), respectively.  Accounts receivable from Rud was $0.3 million and $0.4 million at December 31, 2014 and 2013, respectively, and is included in trade accounts receivable, net on the Consolidated Balance Sheets.

Effective October 1, 2013, the Partnership provides management services to its 25% owned investee company, Alati Arnegard, LLC (“Arnegard”).  Management fee revenue earned from Arnegard totaled $0.6 million and $0.2 million for the years ended December 31, 2014 and 2013, respectively.  Accounts receivable from Arnegard totaled $0.1 million at December 31, 2014 and 2013 and is included in trade   accounts receivable, net on the Consolidated Balance Sheets.

Effective October 1, 2013, the Partnership began outsourcing staffing and payroll services to an affiliated entity, Cypress Energy Management – Bakken Operations, LLC (“CEM-BO”).  Total employee related costs paid to CEM-BO were $3.2 million and $0.8 million for the years ended December 31, 2014 and 2013, respectively.  Included in accounts payable on the Consolidated Balance Sheets was $0.2 million and $0.1 million at December 31, 2014 and 2013, respectively, related to this arrangement.

During 2013, PI&IS had business activity with Contract Pro, a nonaffiliated Canadian company owned by two former TIR-Foley employees.  Contract Pro offers employment services to specific individuals that could not otherwise be employed or placed by TIR-Foley.  TIR-Foley invoiced customers for the services of the Contract Pro employees and made the associated payments to Contract Pro, while keeping a portion of the proceeds.  In addition, Contract Pro reimbursed TIR-Foley for certain services, as the company shared TIR-Foley offices for a portion of the 2013 calendar year.  During 2013, Contract Pro separated their operations from TIR-Foley’s offices and the owners of Contract Pro resigned their employment positions with TIR-Foley.  The payments, net of Contract Pro reimbursements, made by TIR-Foley and TIR-Canada to Contract Pro during 2013 totaled $0.9 million.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

14.	Commitments and Contingencies

Security Deposits

The Partnership has various performance obligations which are secured with short-term security deposits of $0.5 million and $0.4 million at December 31, 2014 and 2013, respectively.  These amounts are included in prepaid expenses and other on the Consolidated Balance Sheets.

Employment Contract Commitments

A subsidiary of the Partnership has employment agreements with certain of its executives.  The executive employment agreements are effective for a term of two-to-five years from the commencement date, after which time they will continue on an “at-will” basis.  These agreements provide for minimum annual compensation, adjusted for annual increases as authorized by the Board of Directors.  Certain agreements provide for severance payments in the event of specified termination of employment.  As of December 31, 2014, the aggregate commitment for future compensation and severance was approximately $0.9 million.

Compliance Audit Contingencies

Certain customer master service agreements (“MSA’s”) offer our customers the opportunity to perform periodic compliance audits, which include the examination of the accuracy of our invoices.  Should our invoices be determined to be inconsistent with the MSA, or inaccurate, the MSA’s may provide the customer the right to receive a credit or refund for any overcharges identified.  At December 30, 2014 and 2013, the Partnership had contingent liabilities of $0.2 million and $0.4 million respectively, associated with the probable settlement related to ongoing customer audits of various charges previously approved by customer representatives reflected in accrued payroll and other on the Consolidated Balance Sheets.  While the audits are ongoing, any contingent amounts that are still under evaluation will not be recorded as contingent liabilities until they are determined to be inconsistent with the MSA.

Legal Proceedings

On July 3, 2014, a group of former minority shareholders of TIR Inc., formerly an Oklahoma corporation, filed a civil action in the United States District Court for the Northern District of Oklahoma against TIR LLC, members of TIR LLC, and certain affiliates of TIR LLC’s members. TIR LLC is the successor in interest to TIR Inc., resulting from a merger between the entities that closed in December 2013 (the “TIR Merger”). The former shareholders in TIR Inc. claim that they did not receive sufficient value for their shares in the TIR Merger and are seeking rescission of the TIR Merger or, alternatively, compensatory and punitive damages. The Partnership is not named as a defendant in this civil action. TIR LLC and the other defendants have been advised by counsel that the action lacks merit. We believe that the possibility of the Partnership incurring material losses as a result of this action is remote. In addition, the Partnership anticipates no disruption in its business operations related to this action.

On February 2, 2015, a former inspector for TIR LLC filed a putative collective action lawsuit alleging that TIR LLC failed to pay a class of workers overtime in compliance with the Fair Labor Standards Act (“FLSA”) titled Fenley v. TIR LLC in the United States District Court for the District of Kansas.  The plaintiff alleges he was a non-exempt employee of TIR and that he and other potential class members were not paid overtime in compliance with the FLSA. The plaintiff seeks to proceed as a collective action and to receive unpaid overtime and other monetary damages, including attorney’s fees. We believe that the possibility of the Partnership incurring material losses as a result of this action is remote.  In addition, we do not anticipate any disruption in our business operations related to this action.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

Leases

The Partnership has entered into land lease agreements on four of its SWD facilities. The leases generally provide for initial terms of 15 - 20 years with renewal options. The Partnership also maintains various office leases in the U.S. and Canada, with its corporate offices in Tulsa, OK.  Lease expense under these operating leases was $0.1 million for the years ended December 31, 2014 and 2013.

Minimum annual lease commitments under the current office lease and other operating leases at December 31, 2014 follows:

(in thousands)
2015	$561
2016	478
2017	389
2018	134
2019	25
Thereafter	557
Total	$2,144

15.	Segment Disclosures

The Partnership’s operations consist of two reportable segments. We have recast segment financial information to reflect the conveyance of the entities comprising our reportable segments to the Partnership at the closing of our IPO (see Note 3). Our reportable segments consist of the following.

W&ES – This segment consists of ten SWD facilities.  We aggregate these facilities for reporting purposes as they have similar economic characteristics and have centralized management and processing.  This segment generates revenue primarily by treating produced water and flowback water and injecting it into our SWD facilities.  Segment results are driven primarily by the volumes of water we inject into the SWD facilities and the fees we charge for our services.  These fees are charged on a per barrel basis and vary based on the quantity and type of saltwater disposed, competitive dynamics and operating costs.  In addition, for minimal marginal cost, we generate revenue by selling residual oil recovered from the disposal process.

PI&IS – This segment consists of the operations of the TIR Entities.  We aggregate these operating entities for reporting purposes as they have similar economic characteristics, as well as possessing centralized management and processing.  This segment provides independent inspection and integrity services to various energy, public utility and pipeline companies.  The inspectors in this segment perform a variety of inspection and integrity services on midstream pipelines, gathering systems and distribution systems, including data gathering and supervision of third-party construction, inspection, and maintenance and repair projects.  Our results in this segment are driven primarily by the number and type of inspectors performing services for customers and the fees charged for those services, which depend on the nature and duration of the project.  The financial results of this segment have been included since June 26, 2013, the date Holdings and its affiliates acquired a controlling interest in the TIR Entities.

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements - Continued

The following table outlines segment operating income and a reconciliation of total segment operating income to net income before income tax expense.

	W&ES	PI&IS	Other	Total
	(in thousands)

Year ended December 31, 2014
Revenue	$22,416	$382,002	$-	$404,418
Costs of services	8,617	346,738	-	355,355
Gross margin	13,799	35,264	-	49,063
General and administrative expense	3,090	17,734	497	21,321
Impairments	32,546	-	-	32,546
Depreciation, amortization and accretion	3,806	2,539	-	6,345
Operating (loss) income	$(25,643)	$14,991	$(497)	(11,149)
Interest expense, net				3,208
Offering costs				446
Other expense, net				(92)
Net loss before income tax expense				$(14,711)

Total Assets	$50,296	$136,224	$3,322

Year ended December 31, 2013
Revenue	$22,232	$226,901	$-	$249,133
Costs of services	7,347	206,343	-	213,690
Gross margin	14,885	20,558	-	35,443
General and administrative expense	3,292	9,175	-	12,467
Impairments	3,429	702	-	4,131
Depreciation, amortization and accretion	3,837	1,327	-	5,164
Operating income	$4,327	$9,354	$-	13,681
Interest expense, net				4,000
Offering costs				1,376
Gain on reversal of contingent consideration				(11,250)
Other expense, net				(37)
Net income before income tax expense				$19,592

Total Assets	$81,403	$154,352	$4,835

Year ended December 31, 2012
Revenue	$619	$-	$-	$619
Costs of services	309	-	-	309
Gross margin	310	-	-	310
General and administrative expense	(4)	-	2,060	2,056
Depreciation, amortization and accretion	99	-	-	99
Operating income (loss)	$215	$-	$(2,060)	$(1,845)

Total Assets	$79,990	$-	$-

Year ended December 31, 2012 (Predecessor)
Revenue	$12,203	$-	$-	$12,203
Costs of services	3,662	-	-	3,662
Gross margin	8,541	-	-	8,541
General and administrative expense	477	-	-	477
Depreciation, amortization and accretion	1,398	-	-	1,398
Operating income	$6,666	$-	$-	6,666
Interest expense, net				111
Other expense, net				(40)
Net income before income tax expense				$6,595

CYPRESS ENERGY PARTNERS, L.P.

Notes to Consolidated Financial Statements – Continued

16.	Distributions

We paid the following distributions related to the year ended December 31, 2014 (in thousands, except per unit amount):

Payment Date	Per Unit Cash Distribution	Total Cash Distribution

May 15, 2014 (a)	$0.301389	$3,565
August 14, 2014	0.396844	4,693
November 14, 2014	0.406413	4,806
	1.104646	13,064

February 14, 2015 (b)	0.406413	4,806
	$1.511059	$17,870

(a)	Distribution was pro-rated from the date of our IPO through March 31, 2015.
(b)	Fourth quarter 2014 distribution was declared and paid in 2015.

17.	Subsequent Events

Additional Interest in the TIR Entities

Subsequent to year-end effective February 1, 2015, the Partnership acquired the remaining 49.9% interest in the TIR Entities for $52.6 million financed through the Partnership’s acquisition revolving credit facility of the Credit Agreement and now owns 100% of the TIR Entities as of that date.  Since the Partnership already controlled and consolidated the TIR Entities, the entire $52.6 million will be recorded directly to owners’ equity.  No pro forma results of operations have been provided due to the fact that the Partnership has already consolidated the results of the TIR Entities, therefore the results of operations are already included in its Consolidated Financial Statements.

Acquisition of Controlling Interest in Hydrostatic Testing Entity

Effective May 1, 2015, the Partnership acquired a 51% controlling interest in Brown Integrity, LLC (“Brown”), a hydrostatic pipeline inspection and integrity services business for $10.7 million, financed through the Partnership’s Credit Agreement acquisition revolving credit and working capital revolving credit facilities.  In addition, provisions in the purchase agreement provide for certain earn-out payments that could increase the purchase price an additional $9.5 million dependent upon Brown’s distributable cash flows generated over the next two years. The Partnership also has the right, but not the obligation, to acquire the remaining 49% of Brown commencing May 1, 2017 pursuant to a formula that would yield a maximum purchase price of $28 million in any combination of cash and/or Partnership units (at the Partnership’s discretion). Due to the recent closing date of this transaction, an estimate of the effects this acquisition will have on the Condensed Consolidated Financial Statements has not yet been made. The Partnership is currently in the process of determining the fair values of the assets and liabilities acquired under the acquisition method of accounting as outlined in Note 2.

Management Service Contracts

The Partnership has historically provided management services for non-owned SWD facilities under contractual arrangements. In May 2015, the Partnership was notified by principals of two of our management services customers (under common ownership) that they were terminating our management contracts. While management of the Partnership believes that the parties do not have the right to terminate the agreements, the termination of these agreements would result in a reduction of management fee revenue and a corresponding reduction in labor costs associated with staffing the facilities. Management fee revenues related to these contracts totaled $0.3 million for the three months ended March 31, 2015.

Credit Agreement Amendment

On May 4, 2015, the Partnership and the Partnership’s lenders, entered into Amendment No. 2 to the Credit Agreement (the “Amendment”), which amends the Credit Agreement to, among other matters, (i) allow each of Tulsa Inspection Resources – Canada ULC and Foley Inspection Services ULC to join the Credit Agreement as an additional borrower under the Credit Agreement, and (ii) amend certain other provisions of the Credit Agreement as more specifically set forth in the Amendment.

18.	Condensed Consolidating Financial Statements

The following financial information reflects consolidating financial information of the Partnership and its wholly owned guarantor subsidiaries and non-guarantor subsidiaries. The 2014 financial information reflects activity for the guarantor subsidiaries and non-guarantor subsidiaries for the full year. As outlined in Note 2, the 2013 financial information reflects activity for the TIR Entities (guarantor and non-guarantor subsidiaries) as if the contribution of the TIR Entities had occurred as of June 26, 2013. Consolidating financial information for 2012 has not been presented as all the financial information for that year would be attributable to the guarantor subsidiaries. The information is presented in accordance with the requirements of Rule 3-10 under the SEC’s Regulation S-X. The financial information may not necessarily be indicative of financial position, results of operations or cash flows had the guarantor subsidiaries or non-guarantor subsidiaries operated as independent entities. The Partnership has not presented separate financial and narrative information for each of the guarantor subsidiaries or non-guarantor subsidiaries because it believes such financial and narrative information would not provide any additional information that would be material in evaluating the sufficiency of the guarantor subsidiaries and non-guarantor subsidiaries. The Partnership anticipates issuing debt securities that will be fully and unconditionally guaranteed by the guarantor subsidiaries. These debt securities will be jointly and severally guaranteed by the guarantor subsidiaries. There are no restrictions on the Partnership’s ability to obtain cash dividends or other distributions of funds from the guarantor subsidiaries.

Condensed Consolidating Balance Sheets

As of December 31, 2014

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$982	$16,598	$3,177	$-	$20,757
Trade accounts receivable, net	-	49,569	4,514	(8)	54,075
Receivables from affiliates	22	8,809	-	(8,831)	-
Deferred tax assets	-	15	53	-	68
Prepaid expenses and other	-	2,339	101	-	2,440
Total current assets	1,004	77,330	7,845	(8,839)	77,340
Property and equipment:
Property and equipment, at cost	-	27,769	109	-	27,878
Less: Accumulated depreciation	-	3,485	53	-	3,538
Total property and equipment, net	-	24,284	56	-	24,340
Intangible assets, net	-	28,414	1,831	-	30,245
Goodwill	-	53,915	1,630	-	55,545
Investment in subsidiaries	98,965	-	-	(98,965)	-
Notes receivable - affiliates	-	3,903	-	(3,903)	-
Debt issuance costs, net	2,318	-	-	-	2,318
Other assets	-	35	19	-	54
Total assets	$102,287	$187,881	$11,381	$(111,707)	$189,842

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$34	$2,161	$266	$-	$2,461
Accounts payable - affiliates	-	586	8,839	(8,839)	586
Accrued payroll and other	6	7,605	139	-	7,750
Income taxes payable	-	507	39	-	546
Total current liabilities	40	10,859	9,283	(8,839)	11,343
Long-term debt	-	77,600	-	-	77,600
Notes payable - affiliates	-	-	3,479	(3,479)	-
Deferred tax liabilities	-	-	438	-	438
Asset retirement obligations	-	33	-	-	33
Total liabilities	40	88,492	13,200	(12,318)	89,414

Commitment and contingencies - Note 10

Owners' equity:
Total partners' capital	75,764	98,380	(1,819)	(98,470)	73,855
Non-controlling interests	26,483	1,009	-	(919)	26,573
Total owners' equity	102,247	99,389	(1,819)	(99,389)	100,428
Total liabilities and owners' equity	$102,287	$187,881	$11,381	$(111,707)	$189,842

Condensed Consolidating Balance Sheets

As of December 31, 2013

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

ASSETS

Current assets:
Cash and cash equivalents	$-	$24,606	$2,084	$-	$26,690
Trade accounts receivable, net	-	53,684	7,046	-	60,730
Receivables from affiliates	-	8,045	-	(8,045)	-
Deferred tax assets	-	-	134	-	134
Deferred offering costs	2,539	-	-	-	2,539
Prepaid expenses and other	147	1,281	30	-	1,458
Total current assets	2,686	87,616	9,294	(8,045)	91,551
Property and equipment:
Property and equipment, at cost	-	42,442	87	-	42,529
Less: Accumulated depreciation	-	3,690	21	-	3,711
Total property and equipment, net	-	38,752	66	-	38,818
Intangible assets, net	-	30,373	2,178	-	32,551
Goodwill	-	73,687	1,779	-	75,466
Notes receivable - affiliates	-	3,903	-	(3,903)	-
Debt issuance costs, net	2,149	-	-	-	2,149
Other assets	-	48	6	1	55
Total assets	$4,835	$234,379	$13,323	$(11,947)	$240,590

LIABILITIES, PARENT NET INVESTMENT AND OWNERS' EQUITY

Current liabilities:
Accounts payable	$-	$1,708	$965	$-	$2,673
Accounts payable - affiliates	-	-	8,044	(8,044)	-
Accrued payroll and other	19	10,544	99	-	10,662
Income taxes payable	-	14,988	1,170	-	16,158
Total current liabilities	19	27,240	10,278	(8,044)	29,493
Long-term debt	-	75,000	-	-	75,000
Notes payable - affiliates	-	-	3,795	(3,795)	-
Deferred tax liabilities	-	-	541	-	541
Asset retirement obligations	-	9	-	-	9
Total liabilities	19	102,249	14,614	(11,839)	105,043

Commitments and contingencies - Note 10

Total parent net investment and owners' equity	4,816	132,130	(1,291)	(108)	135,547
Total liabilities, parent net investment and owners' equity	$4,835	$234,379	$13,323	$(11,947)	$240,590

Condensed Consolidating Statements of Operations

For the Year Ended December 31, 2014

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

Revenues	$-	$370,081	$34,337	$-	$404,418
Costs of services	-	323,821	31,534	-	355,355
Gross margin	-	46,260	2,803	-	49,063

Operating costs and expense:
General and administrative	-	19,257	2,064	-	21,321
Depreciation, amortization and accretion	-	6,136	209	-	6,345
Impairments	-	32,546	-	-	32,546
Operating income	-	(11,679)	530	-	(11,149)

Other income (expense):
Equity earnings (loss) in subsidiaries	(14,134)	-	-	14,134	-
Interest expense, net	(983)	(1,892)	(333)	-	(3,208)
Offering costs	(446)	-	-	-	(446)
Other, net	-	84	8	-	92
Net income before income tax expense	(15,563)	(13,487)	205	14,134	(14,711)
Income tax expense	-	356	112	-	468
Net income	(15,563)	(13,843)	93	14,134	(15,179)

Net income attributable to non-controlling interests	4,646	291	-	36	4,973
Net income attributable to controlling interests	$(20,209)	$(14,134)	$93	$14,098	$(20,152)

Condensed Consolidating Statements of Operations

For the Year Ended December 31, 2013

Non-Guarantors for the Period June 26, 2013 through December 31, 2013

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

Revenues	$-	$222,250	$26,883	$-	$249,133
Costs of services	-	188,928	24,762	-	213,690
Gross margin	-	33,322	2,121	-	35,443

Operating costs and expense:
General and administrative	-	11,283	1,184	-	12,467
Depreciation, amortization and accretion	-	5,027	137	-	5,164
Impairments	-	3,429	702	-	4,131
Operating income	-	13,583	98	-	13,681

Other income (expense):
Equity earnings (loss) in subsidiaries	-	-	-	-	-
Interest expense, net	(18)	(3,822)	(160)	-	(4,000)
Offering costs	(1,376)	-	-	-	(1,376)
Gain on reversal of contingent consideration	-	11,250	-	-	11,250
Other, net	-	41	(4)	-	37
Net income (loss) before income tax expense	(1,394)	21,052	(66)	-	19,592
Income tax expense	-	14,187	1,050	-	15,237
Net income (loss)	(1,394)	6,865	(1,116)	-	4,355

Net income attributable to non-controlling interests	-	22	-	-	22
Net income (loss) attributable to controlling interests	$(1,394)	$6,843	$(1,116)	$-	$4,333

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the Year Ended December 31, 2014

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

Net income (loss)	$(15,563)	$(13,843)	$93	$14,134	$(15,179)
Other comprehensive (loss):
Foreign currency translation	-	-	(621)	(316)	(937)

Comprehensive income (loss)	$(15,563)	$(13,843)	$(528)	$13,818	$(16,116)

Comprehensive income (loss) attributable to non-controlling interests	4,646	291	-	(279)	4,658
Comprehensive income (loss) attributable to controlling interests	$(20,209)	$(14,134)	$(528)	$14,097	$(20,774)

Condensed Consolidating Statements of Comprehensive Income (Loss)

For the Year Ended December 31, 2013

Non-Guarantors for the Period June 26, 2013 through December 31, 2013

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

Net income (loss)	$(1,394)	$6,865	$(1,116)	$-	$4,355
Other comprehensive (loss):
Foreign currency translation	-	-	(112)	-	(112)

Comprehensive income (loss)	$(1,394)	$6,865	$(1,228)	$-	$4,243

Comprehensive income attributable to non-controlling interests	-	22	-	-	22
Comprehensive income (loss) attributable to controlling interests	$(1,394)	$6,843	$(1,228)	$-	$4,221

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2014

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

Operating activities:
Net income (loss)	$(15,563)	$(13,843)	$93	$14,134	$(15,179)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation, amortization and accretion	-	6,337	176	-	6,513
Impairments	-	32,546	-	-	32,546
Loss on asset disposal	-	3	-	-	3
Interest expense from debt issuance cost amortization	714	-	-	-	714
Amortization of equity-based compensation	785	-	-	-	785
Equity earnings in investee company	-	(46)	-	-	(46)
Distributions from investee company	-	55	-	-	55
Equity earnings in subsidiaries	14,134	-	-	(14,134)	-
Deferred tax benefit, net	-	(15)	2	-	(13)
Non-cash allocated GP expenses	-	497	-	-	497
Changes in assets and liabilities:
Trade accounts receivable	(22)	4,145	2,527	-	6,650
Prepaid expenses and other	744	(1,600)	(77)	-	(933)
Accounts payable and accrued payroll and other	21	(3,121)	136	-	(2,964)
Income taxes payable	-	(14,481)	(1,131)	-	(15,612)
Net cash provided by operating activities	813	10,477	1,726	-	13,016
Investing activities:
Acquisition of business	-	(1,769)	-	-	(1,769)
Purchase of property and equipment	-	(517)	-	-	(517)
Net cash used in investing activities	-	(2,286)	-	-	(2,286)

Financing activities:
Proceeds from initial public offering	80,213	-	-	-	80,213
Distribution of initial public offering proceeds to Cypress Energy Holdings, LLC	(80,213)	-	-	-	(80,213)
Payment of deferred offering costs	(314)	-	-	-	(314)
Advances on long-term debt	-	7,600	-	-	7,600
Repayment of long-term debt	-	(5,000)	-	-	(5,000)
Debt issuance costs	(883)	-	-	-	(883)
Contributions from general partner	-	(168)	-	-	(168)
Net advances from members	(105)	587	-	-	482
Distributions from subsidiaries	14,535	(14,535)	-	-	-
Distributions to limited partners	(13,064)	-	-	-	(13,064)
Distributions to non-controlling members of the TIR Entities	-	(4,683)	-	-	(4,683)
Net cash provided by (used in) financing activities	169	(16,199)	-	-	(16,030)

Effects of exchange rates on cash	-	-	(633)	-	(633)

Net increase (decrease) in cash and cash equivalents	982	(8,008)	1,093	-	(5,933)
Cash and cash equivalents, beginning of period	-	24,606	2,084	-	26,690
Cash and cash equivalents, end of period	$982	$16,598	$3,177	$-	$20,757

Non-cash items:
Accounts payable excluded from capital expenditures	$-	$756	$-	$-	$756

Supplemental cash flow disclosures:
Cash taxes paid	-	16,420	254	-	$16,674
Cash interest paid	-	2,415	-	-	2,415

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2013

Non-Guarantors for the Period June 26, 2013 through December 31, 2013

(in thousands)

			Non-	Consolidation
	Parent	Guarantors	Guarantors	Adjustments	Consolidated

Operating activities:
Net income (loss)	$(1,394)	$6,865	$(1,116)	$-	$4,355
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	-	5,124	137	-	5,261
Impairments	-	3,429	702	-	4,131
Gain on reversal of contingent consideration	-	(11,250)	-	-	(11,250)
Interest expense from debt issuance cost amortization	-	1,219	-	-	1,219
Equity earnings in investee company	-	(32)	-	-	(32)
Deferred tax benefit, net	-	(1,751)	(265)	-	(2,016)
Stock option expense	-	90	-	-	90
Changes in assets and liabilities:
Trade accounts receivable	-	(10,705)	1,912	-	(8,793)
Prepaid expenses and other	(147)	395	35	-	283
Accounts payable and accrued payroll and other	19	(2,843)	914	-	(1,910)
Income taxes payable	-	14,417	1,399	-	15,816
Net cash provided by (used in) operating activities	(1,522)	4,958	3,718	-	7,154

Investing activities:
Cash acquired - TIR Entities	-	6,628	3,480	-	10,108
Acquisition of business	-	(500)	-	-	(500)
Purchase of property and equipment	-	(3,829)	-	-	(3,829)
Net cash provided by investing activities	-	2,299	3,480	-	5,779

Payment of deferred offering costs	(2,539)	-	-	-	(2,539)
Advances on long-term debt	-	75,000	-	-	75,000
Repayment of long-term debt	-	(14,361)	(5,024)	-	(19,385)
Net payments on factoring agreement	-	(36,748)	-	-	(36,748)
Payment of debt issuance costs	(2,149)	(1,219)	-	-	(3,368)
Payments on behalf of affiliates	-	(5,763)	-	-	(5,763)
Purchase of non-controlling interests	-	(572)	-	-	(572)
Tax benefit of stock options exercised	-	528	-	-	528
Contributions from general partner	6,210	-	-	-	6,210
Net cash provided by (used in) financing activities	1,522	16,865	(5,024)	-	13,363

Effect of exchange rates on cash	-	-	(90)	-	(90)

Net increase in cash and cash equivalents	-	24,122	2,084	-	26,206
Cash and cash equivalents, beginning of period	-	484	-	-	484
Cash and cash equivalents, end of period	$-	$24,606	$2,084	$-	$26,690

Non-cash items:
Accounts payable excluded from capital expenditures	$-	$330	$-	$-	$330

Supplemental cash flow disclosures:
Cash taxes paid	$-	$717	$100	$-	$817
Cash interest paid	-	3,917	-	-	3,917

CYPRESS ENERGY PARTNERS, L.P.

Quarterly Financial Information

(Unaudited)

The following table sets forth certain unaudited financial data for each quarter during 2014 and 2013.  The unaudited quarterly information includes all normal recurring adjustments that we consider necessary for a fair presentation of the information shown.

2014	Quarter Ended,
	( in thousands, except per unit amounts )
	March 31,	June 30,	September 30,	December 31,
Revenues	$97,523	$93,722	$111,016	$102,157
Gross margin	11,420	12,303	13,281	12,059
Impairments	-	-	-	32,546
Net income (loss)	3,517	4,929	5,097	(28,722)
Net income (loss) attributable to partners	2,744	3,680	3,555	(30,131)
Net income (loss) per common limited partner unit – basic	0.18	0.31	0.30	(2.51)
Net income (loss) per common limited partner unit – diluted	0.17	0.31	0.30	(2.51)
Net income (loss) per subordinated limited partner unit –basic and diluted	0.18	0.31	0.30	(2.51)

2013	Quarter Ended,
	( in thousands )
	March 31,	June 30,	September 30,	December 31,
Revenues	$5,337	$9,176	$116,980	$117,640
Gross margin	3,755	3,725	14,311	13,652
Impairments	-	-	-	4,131
Gain on reversal of contingent consideration	-	11,250	-	-
Income tax expense	-	53	1,211	13,973
Net income	2,231	12,824	4,488	(15,188)
Net income attributable to controlling interests	2,231	12,824	4,488	(15,210)